Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RLI Corp.:

We consent to the use of our reports dated February 22, 2005, with respect to the consolidated balance sheets of RLI Corp. as of December 31, 2004 and 2003, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference in this Registration Statement of RLI Corp. on Form S-8 (relating to the registration of 1,500,000 RLI Corp. Common Shares for the RLI Corp. Omnibus Stock Plan).

Our reports refer to a 2002 change in accounting principle related to adopting the provisions of Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Chicago, Illinois
May 31, 2005